Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization

FireEye Australia Pty Ltd	Australia

FireEye Canada Limited	British Columbia

FireEye Cybersecurity Private Limited	India

FireEye Deutschland GmbH	Germany

FireEye Hong Kong Limited	Hong Kong

FireEye International, LLC	Delaware

FireEye Ireland Limited	Ireland

FireEye Israel Ltd	Israel

FireEye K.K.	Japan

FireEye Korea Limited	Republic of Korea

FireEye Mexico S.A. de C.V.	Mexico

FireEye Netherlands B.V.	Netherlands

FireEye Philippines Corporation	Philippines

FireEye Singapore Private Limited	Singapore

FireEye Software (Shanghai) Company Limited	China

FireEye South Africa (Pty) Ltd	South Africa

FireEye Sweden Aktiebolag	Sweden

FireEye Taiwan Ltd.	Taiwan

FireEye Technologie Deutschland GmbH	Germany

FireEye Technology Limited	Ireland

FireEye UK Ltd.	United Kingdom

Mandiant, LLC	Delaware

Mandiant Ireland Limited	Ireland

Mandiant Ltd.	United Kingdom

nPulse Technologies, Inc.	Delaware

Secure DNA Consulting, Inc.	Nevada

Secure DNA Holdings, Inc.	Nevada

Secure DNA Managed Services, Inc.	Nevada